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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

    EVI AND WEATHERFORD ANNOUNCE MERGER CREATING FOURTH LARGEST OILFIELD
                               SERVICE COMPANY

         MARCH 4, 1998, HOUSTON, TEXAS - EVI, Inc. (NYSE-EVI) and Weatherford Enterra, Inc. (NYSE-WII) today announced a strategic combination that will create the world's fourth largest oilfield service company with the capability to deliver an extensive range of products and services to the drilling and production segments of the oilfield. EVI is one of the oilfield service industry's leading manufacturers of drilling tools, engineered connections and production equipment. Weatherford is a global diversified energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors in virtually all of the world's oil and gas producing regions.

         The definitive merger agreement, unanimously approved by each company's board of directors, calls for Weatherford stockholders to receive
0.95 of a newly issued share of EVI common stock for each Weatherford common share. Based on EVI's closing price yesterday, the transaction is currently valued at $50.17 per Weatherford share, or a total of approximately $2.6 billion. The transaction will be accounted for as a pooling of interests and is expected to be tax-free to Weatherford stockholders.

         The combined company, with 1997 revenues of approximately $2 billion and current market capitalization of $5.1 billion, will be called EVI Weatherford. Bernard J. Duroc-Danner, President and Chief Executive Officer of EVI, will become Chairman and Chief Executive Officer of the combined company. Thomas R. Bates, Jr., President and Chief Executive Officer of Weatherford, will become President, Chief Operating
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Officer and director of the combined company.  The board of directors will comprise six members from EVI and four members from Weatherford. David J. Butters, Chairman of EVI, and Philip Burguieres, Chairman of Weatherford, will continue as directors. The combined worldwide workforce will be approximately 12,000.

         Duroc-Danner explained, "The transaction provides three layers of shareholder wealth generation:

         - Significant consolidation and product line integration in artificial lift, completion and drilling tools. The combined product lines will have market leading technologies.

         - Strong leverage between EVI's engineered products and Weatherford's distribution and service system. Weatherford's extensive worldwide infrastructure, including 151 U.S. and 148 international locations, will save EVI time and capital investment for developing effective market penetration. This is particularly true for completion systems, engineered connections and subsea equipment.

         - Powerful synergies generated by integrating products and services. The combined company will have a unique position in products and services leading to enhanced competitive position."





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         Bates commented, "Weatherford recently completed a long-term strategic review and this transaction uniquely satisfies many of the corporate objectives developed through that process. These objectives include adding new product and service offerings which have a strategic or complementary fit with our existing businesses, including completion and production-related products. In addition to meeting these objectives, the EVI-Weatherford merger provides the combined company with the critical mass necessary to provide truly innovative technology and product development for our customers."

         Duroc-Danner continued, "Historically, growth at EVI and Weatherford has been generated by a combination of capital investment in productivity and technology with acquisitions focused on consolidation. With a strong cash flow stream and a conservatively capitalized balance sheet, EVI Weatherford will aggressively pursue internal and external opportunities to further strengthen its position in its business segments."

         The companies have identified substantial combination benefits including approximately $40 million in annual cost reductions. The companies also expect additional revenue enhancement as the operations are combined. The transaction is expected to be significantly accretive to cash flow per share immediately and is expected to be accretive on an earnings per share basis in 1999.

         The transaction is subject to approval of both the EVI and Weatherford stockholders as well as customary regulatory approvals. The transaction is currently expected to close in late spring or early summer of this year.





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         This press release and any oral statements made in connection herewith contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 concerning, among other things, EVI's and Weatherford's prospects and development for their combined operations and the integration of business and operations of EVI and Weatherford as well as recent acquisitions by EVI, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties include the ability of EVI and Weatherford to achieve the cost savings and revenue benefits currently expected from the proposed merger and the timing and receipt of approvals for the merger. Other risks and uncertainties, which are more fully described in EVI's and Weatherford's Annual, Quarterly and Current Reports and other filings with the Securities and Exchange Commission, include changes in prices of oil and gas and the impact of such changes on EVI and Weatherford. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results from the business of the combined company may vary in material aspects from those currently anticipated.

         EVI is an international manufacturer of engineered oilfield products, including drilling tools, engineered connections, subsea equipment and production tools.

         Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry.

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Contact:

EVI, Inc.                 Weatherford Enterra        Sard Verbinnen & Co.
James G. Kiley            Norman W. Nolen            Paul Verbinnen/Judy Brennan
Vice President and        Senior Vice President      (212)687-8080
Chief Financial Officer   Chief Financial Officer
(713)297-8440             (713)439-9400





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